EXHIBIT 10e

Verizon
Executive Deferral Plan

VERIZON EXECUTIVE DEFERRAL PLAN

Table of Contents
INTRODUCTION    3
PLAN HIGHLIGHTS    4
PARTICIPATING IN THE PLAN    6
Active Participation    6
Inactive Participation    6
YOUR ACCOUNT BALANCE    6
Your Beginning Balance    6
Adding to Your Balance    7
Investing Your Account    11
DISTRIBUTIONS FROM THE PLAN    12
Making an Election    12
Changing an Election    13
Default Form and Timing of Payments    14
Payment of Company Matching and Profit Sharing Credits    14
Special Rules    14
VESTING AND OTHER ISSUES    16
Vesting    16
Forfeiture    17
MISCELLANEOUS MATTERS    17
Plan Administration    17
Amendment and Termination    17
Effect on Other Benefit Plans    17
Plan Accounts and Hypothetical Investments    18
No Plan Assets or Trust    18
Assignment and Alienation    18
Withholding and Other Tax Consequences    19
Continued Employment    19
Compliance with Law    19
Claims    19

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Introduction
The Verizon Executive Deferral Plan (the “Plan” or “EDP”) provides an easy way for you to set aside for the future a portion of your annual base salary, as well as all or a portion of your short-term incentive award in order to defer current Federal, State and Local income taxes (where applicable) and to receive valuable matching credits and profit sharing credits from Verizon Communications Inc. and its participating subsidiaries (the “Company”). It reaches beyond the limits of a traditional 401(k) plan to provide additional wealth accumulation opportunity. For non-employee directors, it allows for the deferral of your annual cash retainer and associated meeting fees and equity compensation.

•	The EDP allows you to defer a portion of your annual base salary and short-term incentive award or non-employee director annual retainer and associated meeting fees; and

•
The EDP also allows you to receive a Company match on the amounts you defer up to 6% of your eligible base salary and short-term incentive award, without any limitations imposed by the Internal Revenue Code. However, non-employee members of the board of directors are not eligible for a Company match.

References to “short-term incentive award” in the Plan include short term incentive awards paid by Verizon under the Verizon Short-Term Incentive Plan and annual cash bonuses paid by Oath Inc. and its participating subsidiaries (“Oath”) under the applicable Oath annual bonus program.
For years prior to 2018, certain long-term incentive awards could be deferred under the Plan by certain Eligible Participants (those deferrals were not eligible for Company match). Deferrals from long-term incentive awards are no longer permitted after 2017. Long-term incentive awards deferred prior to 2018 remain subject to the terms of the award and the applicable deferral election.
Because the EDP is an account-based plan, your benefit will equal the balance in a bookkeeping account kept for you under the Plan. In addition, the EDP offers a broad variety of hypothetical investment options and your account balance will increase or decrease depending on the performance of the investment options you choose. Therefore, you should exercise care when choosing among the hypothetical investment options available under the EDP.
The savings opportunities offered by the EDP allow you to set aside more money for your future than you could if you were able to make deferrals only under the Verizon Savings Plan for Management Employees (the “Savings Plan”).
Effective as of April 11, 2014, the Verizon Wireless Executive Deferral Plan (the “Wireless EDP”) was merged into the EDP. The terms of the EDP now govern amounts that were previously deferred under the Wireless EDP.
Effective as of January 1, 2018, employees of Oath (including employees of the former Yahoo business) who are Eligible Participants may participate in the Plan by making deferral elections during the annual enrollment period for 2018. Eligible Participants of the former AOL business became eligible to participate in the Plan effective January 1, 2016.
The Plan succeeds the Verizon Income Deferral Plan (the “IDP”), the Verizon Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Plan”), and the Verizon Wireless Executive Savings Plan (the “ESP”) which were frozen as of December 31, 2004. If you were a participant in the IDP, the Directors’ Plan or the ESP, vested amounts in your account in those plans as of December 31, 2004, remain in those plans and are subject to the rules that govern those plans. However, in order to comply with changes in the law that were effective January 1,

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2005, amounts credited to your IDP account that were not vested as of December 31, 2004, were transferred to the EDP and are now subject to the rules that govern EDP accounts generally.
This booklet sets forth the terms of the EDP, as they are in effect on the date of this booklet. If you have any questions about your EDP benefits, please contact the Total Rewards department at 1-888-560-3669.
Plan Highlights

Nature of Plan and Benefit
Your Plan benefit is based on an account balance and will equal the vested value of that account balance when you receive payments from the Plan. The value of your account balance will increase or decrease based upon the performance of the hypothetical investment options you elect. The Plan is an unfunded, nonqualified benefit plan.

Deferrals for Active Participants
•
You can defer up to 100% of the portion of your base salary that exceeds the limit that the Internal Revenue Code imposes on funded, tax-qualified plans ($275,000 in 2018) (your “eligible base salary”).
•    You can defer up to 100% of your short-term incentive award or directors’ cash retainer and associated meeting fees (“directors’ fees”).Generally, deferral elections for your eligible base salary, short-term incentive award (or annual cash bonus), and directors’ fees for a year must be submitted during an enrollment period in November or December of the preceding year and cannot be changed after December 31 of that preceding year (or the last business day in December if earlier than the 31st).
•    If you were not eligible to participate in the EDP and are promoted or hired into an eligible position, you will generally be provided a 30-day window in which to submit your salary and/or incentive deferral elections, if appropriate. A similar rule applies to newly-appointed non-employee members of the board of directors.

Company Match and Profit Sharing
•    The Company will add a “Matching Credit” to your account if you defer eligible base salary and short-term incentive under the Plan and if, in the case of deferrals of short-term incentive, you are employed by the Company on the date the short-term incentive awards for the applicable year are paid to employees generally.
•    You will receive a matching credit of $1.00 for every $1.00 of the first 6% of your eligible base salary and short-term incentive that you defer.
•    Matching Credits for base salary deferrals are made with each applicable pay period. Matching Credits for short-term incentive deferrals are credited to your account on the date that short-term incentive awards for the applicable year are paid to employees generally.
•    The Company may, in its sole discretion, decide to make a Profit Sharing contribution (“Profit Sharing Credit”) to your EDP account if you would be eligible for such a contribution under the Savings Plan.
•    All Matching Credits and Profit Sharing Credits are allocated to the Verizon Stock Fund, a hypothetical unitized investment option in which the values of units of the Verizon Stock Fund are based primarily on the price of Verizon common stock, but a small portion is invested in cash or cash equivalents and other short-term investments.
•    No Matching Credits will be allocated to the Profit Sharing Credits.
•    Non-employee members of the board of directors are not eligible for any Company Matching Credits or Profit Sharing Credits.

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Account Options
•    You can generally elect to have your Personal Deferral Credits treated as if they were invested in any of the hypothetical investment options that mirror the performance of the Savings Plan investment options or in a hypothetical option that provides a return that mirrors the yield on certain corporate bonds.
•    Company Matching Credits and Profit Sharing Credits are invested in the hypothetical Verizon Stock Fund and you may elect to diversify those amounts into other available hypothetical investment options only after certain requirements are satisfied.

Distributions from the Plan of Your Personal Deferrals
•    At the time you make your deferral election, you must also elect when and how you would like to have your benefit distributed. You may elect one of the following distribution forms:
–    One lump sum payment; or
–    Annual installments (between 2 and 20 years).
•    Distributions can generally begin at separation from service (subject to a six-month delay for specified employees) or on a specified date either before or after your separation from service. Special rules apply to long-term incentive awards that were deferred prior to 2018 and that are paid after the year you separate from service.
•    If you elect to receive a lump sum or to begin receiving installments on a specified date, the earliest you can receive a distribution is 2 full years following the year in which the amount that you elected to defer is credited to your account.
•    If you elect to receive a lump sum or to begin receiving installments at separation from service, your distribution election is irrevocable.
•    If you elect to receive a distribution based on a specific date, you can change your distribution elections provided that (1) you make the election change at least 12 months prior to the originally scheduled distribution date, (2) you delay the date you would have otherwise received each distribution by at least 5 years, and (3) you do not receive your distribution sooner or over a shorter period of time.

Distributions from the Plan of Company Matching Credits and Profit Sharing Credits
•    All Company Matching Credits and Profit Sharing Credits in your EDP account will be distributed in a lump sum payment following your separation from service (or six months after your separation from service if you are a specified employee).

Vesting
•    Your personal deferrals under the Plan are vested immediately.
•    Your Company Matching Credits and Profit Sharing Credits vest at the same time you vest in the employer contributions under the Savings Plan.
•    Your Company Matching Credits and Profit Sharing Credits will also vest if (1) your employment is involuntarily terminated without cause, (2) you become disabled, (3) you die, or (4) there is a change in control of Verizon Communications Inc.
•    Any other Company credits transferred to the EDP from another plan (including Retirement Credits transferred from the IDP) will vest according to the vesting schedule in place under the other plan at the time of the transfer. Because the Wireless EDP was merged into the EDP, any Company credits originally credited under the Wireless EDP will vest according to the vesting schedule in place under the EDP (which is the same schedule as under the Wireless EDP).

* This Table is a brief summary of the terms of the EDP, which are set forth in the remainder of this booklet.

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Participating in the Plan
You can participate in the Plan on either an “active” or an “inactive” basis. The principal difference between the two is that, as an “active” participant, you can make deferrals into your EDP account and you are eligible to receive Matching Credits and Profit Sharing Credits. As either an “active” or “inactive” participant, you can invest your EDP account in the hypothetical investment options available under the Plan and elect when you will receive distributions of the balance in your Plan account.
ACTIVE PARTICIPATION
You are an “Eligible Participant” for purposes of the Plan if you are a U.S.-based (domestic) director level employee or above at Verizon or Verizon Wireless; or, effective January 1, 2018, a domestic VP level or above employee at Oath (“Eligible Participant”). If you are a domestic director level employee at Verizon or Verizon Wireless and you transfer to Oath you will remain an “Eligible Participant” for purposes of the Plan, unless otherwise determined by the Company. If you were an Eligible Participant of Verizon or Verizon Wireless or a non-employee member of the Company’s Board of Directors (the “Board”) on January 1, 2005, you automatically became an active participant in the Plan on that date if you were deferring compensation at that time. If you were not an Eligible Participant on January 1, 2005 and were hired or promoted to an Eligible Participant position or became an Eligible Participant or a non-employee member of the Company’s Board of Directors after January 1, 2005, you will automatically become an active participant in the Plan on the date you become an Eligible Participant or a non-employee member of the Board. Once you become an active participant, you will remain an active participant eligible for the Plan provisions applicable to Eligible Participants for as long as you are an Eligible Participant or a non-employee member of the Board.
INACTIVE PARTICIPATION
You will become an inactive participant if your employment with the Company ends, if you are demoted below the status of director or VP (as applicable) or any equivalent level, if you cease to be a non-employee member of the Board or a domestic employee or if you die. Once you become an inactive participant, you will remain an inactive participant as long as you have a positive balance in your EDP account or until you become an active participant again.
Your Account Balance
YOUR BEGINNING BALANCE
Depending on the circumstances under which you became an active participant, you might have a beginning balance in your EDP account.
Effective as of April 11, 2014, the Verizon Wireless Executive Deferral Plan (“Wireless EDP”) was merged into the EDP. The terms of the EDP now govern amounts that were previously deferred under the Wireless EDP.

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If you participated in the Verizon Income Deferral Plan (“IDP”), the Verizon Deferred Compensation Plan for Non-Employee Directors (“Directors’ Plan”) prior to January 1, 2005, any unvested benefit under those plans was transferred to the EDP and credited to your EDP account as a beginning balance. (As noted in “Effect on Other Benefit Plans” beginning on page 17, you will no longer be eligible under the transferor plan for a benefit based on the amounts transferred to the EDP.) Any amounts that were transferred from another plan to the beginning balance in your EDP account will be characterized as “Personal Deferral Credits,” “Company Matching Credits,” or “Retirement Credits” (as defined below) by the Plan administrator depending on the nature of those credits under the plan from which the amounts were transferred.
Amounts transferred to the Plan may be subject to various restrictions in addition to those described here. The Plan administrator will advise you if any such restrictions apply to any part of your EDP account.
ADDING TO YOUR BALANCE
The balance in your EDP account can increase while you are an active participant through your deferral of compensation into your EDP account and through Company Matching Credits and Profit Sharing Credits that are added to your EDP account. As previously noted, the value of your account may also increase or decrease due to the performance of the hypothetical investments to which your account balances are allocated.
Your Deferral of Compensation
Personal Deferral Credits
The Internal Revenue Code limits the amount of your pay that can be treated as “compensation” under the Company’s “qualified” savings plan and “qualified” pension plan. This limit (also referred to as the Code Section 401(a) (17) limit) in 2018 is $275,000 and is subject to adjustment in future years. Any base salary you earn over this limit (as adjusted) is referred to under the Plan as “eligible base salary.” For purposes of the Plan, “base salary” means the annual base rate of cash compensation payable by the Company to an Eligible Participant during a calendar year, excluding incentive compensation, bonuses, special/overtime pay bonuses, severance payments, and other irregular compensation and payments.
As an active participant, you can elect to defer receipt of all or part of your eligible base salary if you are an Eligible Participant, or your annual retainer and associated meeting fees (“directors’ fees”) if you are a non-employee member of the Board, into your EDP account. In addition, if you are an Eligible Participant, you may defer all or part of your short-term incentive into your EDP account. For purposes of the Plan, “short-term incentives” include short term incentive awards paid by Verizon under the Verizon Short-Term Incentive Plan and annual cash bonuses paid by Oath under the applicable Oath annual bonus program, but do not include any payment that is made in connection with your separation from service prior to the date that the short-term incentive awards for the year are payable to employees generally.
If you elect to defer compensation under the Plan, you waive your right to receive the amount deferred at the time it would otherwise be paid and agree instead to receive the deferred amount under the terms of the Plan.

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Your deferrals of eligible base salary, short-term incentive, long-term incentives deferred prior to 2018, and/or directors’ fees are your “Personal Deferral Credits” under the EDP and the portion of your EDP account balance attributable to your Personal Deferral Credits, as adjusted to reflect investment performance, is your “Employee Balance” under the Plan.
Election to Defer Compensation
If you want to elect to defer all or part of your eligible base salary, short-term incentive, directors’ fees, or other eligible compensation, your election must be made in accordance with the terms of the Plan and any terms and conditions the Plan administrator may impose.
Eligible Base Salary and Directors’ Fees. To defer all or a part of your eligible base salary or directors’ fees, you must submit your election to the Plan administrator during the annual enrollment period. The annual enrollment period occurs before the first day of the calendar year to which the election applies (generally in November/December of the year prior to the year in which the salary or fee is earned).
Your election will apply only to eligible base salary or directors’ fees earned in the year after the year in which you make the election and your election will not be renewed automatically for the following year. For example, your election during the 2017 enrollment period will apply only to eligible base salary or directors’ fees earned in 2018. In addition, you cannot change or revoke your election after December 31st (or after the last business day of December, if earlier than the 31st) of the year in which you make the election.
Short-Term Incentive Awards. To defer all or part of your short-term incentive, you must submit your election to the Plan administrator during the annual enrollment period. The annual enrollment period occurs before the first day of the calendar year to which the election applies (generally in November/December of the year prior to the year in which the award is earned).
Your election will apply only to any short-term incentive award for the year for which the election applies and your election will not be automatically renewed and will not apply to any award earned in any other year. For example, your election during the 2017 enrollment period will apply only to your short-term incentive earned in 2018 (and payable in 2019). In addition, you cannot change or revoke your election after December 31st (or after the last business day of December, if earlier than the 31st) of the year in which you make the election.
For purposes of the Plan, “short-term incentives” do not include any payment that is made in connection with your separation from service prior to the date that the short-term incentive awards for the year are payable to employees generally. In addition, if you receive a short-term incentive award on the date that the short-term incentive awards for the year are payable to employees generally, but have previously separated from service, your short-term incentive deferral election will remain in effect, however, as noted on page 10, you will not receive a Matching Credit on your deferred award.
Long-Term Incentive Awards. Deferrals from long-term incentive awards are no longer permitted for awards granted after 2017. Long-term incentive awards deferred prior to 2018 (deferred during the 2016

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or any prior annual enrollment period) remain subject to the terms of the award and the applicable deferral election.
Newly Eligible Participants. If you are not eligible to participate in the EDP and are promoted or hired into an eligible position, you will be provided a 30-day window beginning on the date you become an Eligible Participant to make a deferral election with respect to eligible base salary earned after you make your election. During this 30-day period, you may also be permitted to make a deferral election with respect to any short-term incentive award earned during the year in which you become an Eligible Participant, but your election will apply only to a pro-rated portion of the award (based on the performance period remaining at the time of your election relative to the total performance period). You will be treated just like all other participants for each subsequent year.
A newly eligible employee who does not submit a deferral election within 30 days of the effective date of hire or promotion will be considered to have elected not to defer any salary or incentive compensation for the year in which he or she was hired or promoted. This is true with respect to incentive awards even if you are hired or promoted before the applicable enrollment period. If you were previously eligible to participate in the EDP or in another deferred compensation plan of a Company affiliate that is required to be aggregated with the EDP under section 409A of the Internal Revenue Code (“Section 409A”) and you subsequently become eligible to participate in the EDP, special rules apply to determine whether you are considered to be newly eligible for the EDP. These rules will be applied in accordance with Section 409A and Treasury Regulation section 1.409A-2(a) (7). For example, this special rule could apply if you were eligible to participate in the EDP (or Wireless EDP) when your employment with the Company terminated and you are rehired 24 months after your employment terminated.
If you were eligible to participate in the Wireless EDP before it was merged into the EDP, or if you become an Eligible Participant after transferring from a Company affiliate for which you were already eligible to defer any compensation under a nonqualified deferred compensation plan of the Company affiliate that is merged into the Plan, the initial eligibility rules described above will not apply to you. Instead, the deferral elections (or non-elections) you made with the Company affiliate under the Company affiliate’s plan (including the Wireless EDP) will carry over. Those elections will continue to apply to your eligible compensation for the year in which you become an Eligible Participant (including, to the extent applicable, bonuses and awards based in whole or in part on service for that year). You will be treated just like all other Eligible Participants for subsequent deferral elections.
Duration and Cancellation of Deferral Elections. A deferral election shall remain in effect only for the year or performance period to which it relates. The Company may, in its sole discretion, cancel a deferral election after it has become irrevocable for a deferral year only in the case of the "disability" or "unforeseeable emergency" of the Eligible Participant or to comply with the requirements for receiving a hardship distribution from a qualified plan maintained by the Company. These rules will be applied in accordance with Section 409A and Treasury Regulation sections 1.409A-3(j)(4)(xii) and (viii).

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Company Provided Credits
Matching Credits
If you elect to defer all or part of your eligible base salary and/or short-term incentive, you may receive additional credits in your EDP account. These credits are known under the Plan as “Matching Credits.” Matching Credits for base salary deferrals are credited to your EDP account with each applicable pay period. Matching Credits for short-term incentive deferrals are credited to your EDP account on the date that short-term incentive awards for the applicable year are paid to employees generally. To receive Matching Credits on deferrals from your short-term incentive, you must be employed by the Company on the date that short-term incentive awards for the applicable year are paid to employees generally. The balance of your EDP account attributable to Matching Credits, together with any Profit Sharing Credits described below, including any investment earnings (or minus any investment losses) on these credits, are referred to as your “Employer Balance.” Non-employee Directors are not eligible for Matching Credits.
For each Plan year, your Matching Credits will be determined as follows:

The Company will add a “Matching Credit” to your account if you defer eligible base salary and/or short-term incentive under the Plan and if, in the case of deferrals from the short-term incentive, you are employed by the Company on the date the short-term incentive awards for the applicable year are paid to employees generally. You will automatically receive $1.00 for every $1.00 of the first 6% of your eligible base salary and short-term incentive that you defer.
EXAMPLE - You have $50,000 in eligible base salary and receive a $100,000 short-term incentive in 2018. You defer 100% of your eligible base salary and 75% of your short-term incentive into your EDP account. You remain an employee of the Company through the date the short-term incentive is paid (in February of 2018). For the year, you will have $134,000 credited to your EDP account (before crediting earnings and losses), calculated as follows:
Personal Deferral Credits: $125,000 (100% of $50,000 plus 75% of $100,000); and
Matching Credits: $9,000 (Because you have deferred 6% of your total eligible base salary plus short-term incentive into your EDP account).

Profit Sharing Credits
The Company may, in its sole discretion, make a Profit Sharing contribution to your EDP account if you are eligible for a profit sharing contribution under the Savings Plan.
If the Company decides to make a Profit Sharing contribution for a plan year, your EDP account will be credited with an amount, if any, equal to the Profit Sharing contribution you would have received under the Savings Plan, if not for the limits imposed by the IRS, less any Profit Sharing contributions you actually received under the Savings Plan. The Profit Sharing contribution, if any, would be made to your EDP account at the same time that the Profit Sharing contribution is made to your account under the Savings Plan.

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INVESTING YOUR ACCOUNT
Investment Options
You will be able to allocate your EDP account among the Plan’s hypothetical investment options as long as you are either an active or an inactive participant in the Plan. The hypothetical investment options available under the Plan generally mirror those available under the Savings Plan and are subject to any restrictions imposed by the Savings Plan. In addition, you can allocate your EDP account to a hypothetical “Moody’s” investment fund that provides a return that mirrors the yield on certain long-term, high-grade corporate bonds.
Allocating Your Account Balance Among the Investment Options
When you first become a participant in the Plan, your initial EDP account balance (if you have one as discussed under “Your Beginning Balance” on page 6) will be allocated in the same manner the credits were allocated in the IDP or the Directors’ Plan. Similarly, if you were eligible to participate in the Wireless EDP before it was merged into the EDP, your Wireless EDP account balance allocations will continue to apply. Thereafter, you may elect (or change an existing election) at any time to allocate all or any part of your existing or new base salary and/or short-term incentive Personal Deferral Credits to any of the hypothetical investment options available under the Plan. Any long-term incentive award Personal Deferral Credits attributable to awards granted before 2018 (which include those attributable to both Performance Stock Units (PSUs) and Restricted Stock Units (RSUs)) will initially be deposited into the hypothetical “Moody’s” investment fund, and you will be eligible to transfer those amounts to any of the other hypothetical investment funds available under the Plan at any time thereafter.

However, as noted above and under “Your Beginning Balance” on page 6, special rules apply with respect to certain restricted amounts in your EDP account. If you do not make an investment election with respect to Personal Deferral Credits, those credits will be invested in the hypothetical “Moody’s” investment fund until you make a valid investment option election.
All of your Company Matching and Profit Sharing Credits will be allocated to the hypothetical Verizon Stock Fund, in which the values of units of the Verizon Stock Fund are based primarily on the price of Verizon common stock, but a small portion is invested in cash or cash equivalents and other short-term investments.

If you have at least one year of service with the Company, you may qualify for the following diversification rule associated with the Matching and Profit Sharing Credits: beginning at age 50 you may elect to transfer up to 100% of your Matching and Profit Sharing Credits out of the Verizon Stock Fund to any of the other hypothetical investment funds offered under the Plan.

Exchange Restrictions on Funds
The exchange restrictions that apply to the hypothetical investment funds in the EDP are the same as the exchange restrictions provided for in the Savings Plan.

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Distributions from the Plan
MAKING AN ELECTION
At the time that you elect to defer your eligible base salary, short-term incentive award, or directors’ fees, as applicable, you must also elect how and when you would like these deferred amounts to be paid – this is called class year accounting. These rules also apply to deferrals from eligible long-term incentive awards granted prior to 2018.
How You Receive Your Payment. You may elect one of the following distribution forms with respect to each class year of deferrals:
•    One lump sum payment;
•    Annual installments (between 2 and 20 years).
If you elect to receive annual installments, the amount of each installment payment will be equal to a fraction of your account balance on the evaluation date (as determined by the Plan administrator) immediately preceding the date of distribution, the numerator of which is one and the denominator of which is the number of installment payments remaining (including the installment payment in question). The final installment will be the remaining balance in your account. For example, if you choose to have your deferral of eligible base salary for 2018 distributed in three annual installments beginning in 2022, the installments will be paid as follows:
•2022: ⅓ of your account balance associated with the 2018 base salary deferral

•	2023: ½ of your remaining account balance associated with the 2018 base salary deferral
•2024: The remainder of your account associated with the 2018 base salary deferral.
When You Receive Payment. You can elect to receive your benefit

•	At your “separation from service” within the meaning of Section 409A (subject to a six-month delay if you are a specified employee) or
•    On a specified date.
If you elect to receive your distribution upon your separation from service, the lump sum payment or first annual installment, as applicable, will be paid within 60 days following separation from service, unless you are a specified employee on the date of your separation from service. If you are a specified employee, the lump sum payment (or first annual installment, as applicable) will be paid on the date that is six months from the date of your separation from service.

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A special rule applies to deferrals of eligible long-term incentive awards granted prior to 2018 by Eligible Participants who were eligible to defer such awards. For those deferrals, an election to receive your benefit upon separation from service (including a default election under the rules described below) is considered an election to receive the lump sum payment (or first annual installment, as applicable) in the year immediately following the end of the long-term incentive award cycle if you separate from service in an earlier year. For example, if you elected to defer your long-term incentive award granted in 2016 until separation from service and then retire in 2017, your deferral election will remain in effect, and the deferred award, to the extent vested, will be paid in 2019, after the end of the three-year award cycle. A payment made in the year following the end of the award cycle (when that year is later than the year you separate from service) is considered to be made on a specified date and is not subject to the six-month wait for specified employees. However, you cannot elect to subsequently change such a deferral election under the “Changing an Election” rules described below.

If you elect to receive a distribution based on a specified date, you may not elect a distribution date that is earlier than 2 full years following the year the deferral was credited to your account. For example, if you elect to defer 75% of your short-term incentive for 2018 (paid in 2019) into your EDP account, the earliest date you may specify to receive the 2018 short-term incentive class year deferral is January 1, 2022.

If you elect to receive annual installments based on a specified date, the date you specify will be the date when the first installment is paid.

If you elect annual installments, each subsequent installment will be paid on the anniversary of the first installment payment.
CHANGING AN ELECTION
If you elect to receive a distribution based on a specified date, you can subsequently elect to change your prior election with respect to a class year of deferrals, provided that (1) you make the change at least 12 months prior to the originally scheduled distribution date (the date of the first payment in the case of installments), (2) you delay the date you would have otherwise received each distribution by at least 5 years, and (3) you do not elect to receive your distribution sooner or over a shorter period of time than was specified by your prior election.
If you have elected to receive a distribution as of a specific date, you cannot change that election to receive payment at separation from service. In addition, you may not subsequently change the time or form of payment of an amount that you designate to have paid to you on your separation from service. Please keep these rules in mind when you are making your initial elections.

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EXAMPLE - You have elected to receive your eligible base salary deferred in 2018 in two annual installments beginning on January 1, 2021. On December 1, 2020, you submit a new election to receive your eligible base salary deferred in 2018 in a lump sum on January 1, 2022. Because you did not submit this new election at least 12 months prior to the date the distributions were scheduled to begin and because you have attempted to change from installments to a lump sum, your new election is invalid, and you will receive your first installment in January 2021. You will receive your second installment in January 2022 because you cannot change your distribution election once your benefit is in pay status and because you cannot change from installments to a lump sum.

If you attempt to modify your election and all or any part of your new election is invalid, any valid election in effect immediately before you submitted the modification will continue to remain in effect. If there is no valid election in effect, the default rules discussed below under “Default Form and Timing of Payments” will apply.
DEFAULT FORM AND TIMING OF PAYMENTS
If you do not make a valid election to receive payments of all or any part of your vested EDP account, you will receive payments of your vested EDP account balance (or the part of your EDP account for which no valid election has been made) in a lump sum within 60 days after the date on which you separate from service with the Company (or on the date that is six months after the date you separate from service if you are a specified employee).
PAYMENT OF COMPANY MATCHING AND PROFIT SHARING CREDITS
All vested Company Matching and Profit Sharing Credits will be distributed in a lump sum within 60 days after the date you separate from service (or six months after the date you separate from service if you are a specified employee). You may not change the payment schedule of these deferrals and you may not elect to receive them on a specified date.
SPECIAL RULES
Twenty-Year Limit on Initial Payment Dates
Your vested Plan benefits must begin to be paid no later than 20 years after your employment with the Company (and its affiliates) ends. This could affect your benefit payments in the following ways:

•
If you elect to receive all or part of your Plan benefit in a single lump sum on a specific date and the date you elect is more than 20 years after the date your employment with the Company (and its affiliates) ends, you will be deemed to have elected to receive the lump sum 20 years from the date your employment ends;

•
If you elect to receive all or part of your Plan benefit in annual installments and the date you elect to commence installments is more than 20 years after the date your employment with the Company (and its affiliates) ends, you will be deemed to have elected to commence installments 20 years from the date your employment ends.

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VERIZON EXECUTIVE DEFERRAL PLAN

Special Rule for Distributions Upon Separation From Service
If you elect to commence payments upon separation from service (or are subject to the default rule regarding the form and timing of payments) and you separate from service during the first 12 months after you submit your election, you will receive a lump sum distribution (or the first annual installment, as applicable) on the later of (1) the date such distribution or installment would be paid under the rules described above and (2) the date that is 12 months from the date your submit your election.
Any payment that is to be made on account of your separation from service cannot be made until you separate from service with the Company and its affiliates. If you transfer from the Company to an affiliate, you will generally not be considered to have separated from service.
Specified Employees
The Plan administrator will determine whether you are a specified employee for purposes of the EDP.
Special Rules that Apply at Disability
If you become disabled before your employment with the Company (or an affiliate) ends, you will receive your Plan benefit according to the terms of any valid election made in accordance with the general terms of the Plan then in effect or, if applicable, under the rules discussed in “Default Form and Timing of Payments” on page 14.
If you become disabled after your employment with the Company (or an affiliate) ends, you may change your election regarding the form and timing of your Plan payments only in accordance with the otherwise applicable terms of the Plan and Section 409A.
Special Rules that Apply at Death
At time of death, your beneficiary will receive a lump sum payout of any unpaid portion of your account within 60 days after the supporting documentation is received by the Plan administrator.
Your beneficiary or beneficiaries will not be permitted to name their own beneficiaries or to change the form or timing of the benefit payments that they will receive.
Hardship Payments
You may at any time request payment of all or part of your Personal Deferral Credits if you can demonstrate to the Plan administrator that you have incurred unusual, extraordinary expenses as the result of hardship. The maximum amount that you can withdraw under these circumstances is the amount necessary to relieve the hardship or financial emergency on which the request is based, which may include amounts necessary to pay any Federal, State, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.

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The Plan administrator is required by law to impose significant limitations on the circumstances that qualify as a hardship or financial emergency under the Plan. Generally speaking, to qualify for a distribution of your Personal Deferral Credits, you must demonstrate to the Plan administrator that you have incurred a severe financial hardship resulting from an illness or accident of you, your spouse, beneficiary, or dependent; loss of your property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the service provider.
The Plan administrator will determine in its sole discretion whether you are eligible to receive a distribution, and the amount you are eligible to withdraw. A distribution may not be made to the extent that the hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the your assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the plan, and the hardship must constitute an “unforeseeable emergency” as determined under section 409A(a)(2)(A) of the Internal Revenue Code.
Vesting and Other Issues
VESTING
“Vesting” refers to your right to the balance in all or part of your EDP account.
Your Employee Balance
You are always 100% vested in your Personal Deferral Credits, unless you and the Company have a written agreement providing that part of your Personal Deferral Credits will vest on a different schedule.
Your Employer Balance
You will be fully vested in your Company Matching and Profit Sharing Credits upon the earliest to occur of the following:
Your account in the Savings Plan becomes fully vested, which usually occurs after three years of service with the Company (or an affiliate);
Your employment with the Company or its affiliates is involuntarily terminated without cause;
You become disabled or die while employed with the Company or its affiliates; or
There is a change in control of Verizon Communications Inc., as determined by the Plan administrator under the terms of the Plan while you are employed by the Company and its affiliates.
You will vest in any employer credits transferred to the EDP under the terms of the plan from which those amounts were transferred (although you will vest in any employer credits under the Wireless EDP in accordance with the EDP terms described above). Note: If you are retirement eligible or become

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VERIZON EXECUTIVE DEFERRAL PLAN

retirement eligible under the terms of the Verizon Management Pension Plan, all Retirement Credits will be fully vested on such date.
FORFEITURE
You can never forfeit your Personal Deferral Credits or your vested Company Matching and Profit Sharing Credits. However, if you resign from the Company and its affiliates or if you are terminated for cause, you will forfeit any unvested credits in your account. Notwithstanding anything in this Plan to the contrary, and to the extent permitted by governing law, the Plan administrator may offset amounts contained in your account in order to satisfy any unpaid obligation or debt you have to the Company or to satisfy any liabilities that occur with respect to the Company’s restatement of financial results based upon your willful misconduct or gross negligence.
Miscellaneous Matters
PLAN ADMINISTRATION
The Plan administrator is the most senior Human Resources officer of the Company, which will generally be the Executive Vice President and Chief Administrative Officer of the Company. However, if you are an “insider” for purposes of certain securities laws, the Plan administrator is the Human Resources Committee of the Company’s Board of Directors. The Plan administrator has full discretionary authority and responsibility to administer and interpret the Plan, and has the discretion to charge participants for reasonable Plan administration expenses. All decisions of the Plan administrator are final and controlling for purposes of the Plan.
AMENDMENT AND TERMINATION
The Company intends to operate the Plan indefinitely. However, the Company has the right to amend or terminate the Plan at any time as long as (except with respect to certain changes in the law) no amendment or termination adversely affects the present dollar value of the vested balance in your EDP account at the time the amendment is adopted or the Plan is terminated. In addition, for five years following a change in control of Verizon Communications Inc., no amendment may adversely affect your rights under the Plan other than your right to future Matching Credits or Profit Sharing Credits.
EFFECT ON OTHER BENEFIT PLANS
By participating in the Plan, you agree that the Plan will provide all of your Company-sponsored non-qualified deferred compensation benefits earned or vested since January 1, 2005. You are no longer eligible to make personal contributions or receive company contributions under the IDP, the Directors’ Plan, or the Verizon Wireless Executive Savings Plan (“ESP”).
However, amounts you deferred into the IDP, Directors’ Plan, or ESP that were vested on or before December 31, 2004, and were not transferred to the EDP will remain in those plans and are subject to the applicable provisions of those plans as they may be amended from time to time. Amounts you deferred

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into the IDP or Directors’ Plan that were not vested on or before December 31, 2004 and that were transferred to the EDP as of January 1, 2005, will be subject to the terms of the EDP and not subject to the terms of the IDP or Directors’ Plan after December 31, 2004.
If you cease to be an Eligible Participant during a calendar year, your deferral elections for that year (if any) will apply for the remainder of that year to (1) your eligible base salary and (2) any short-term incentive awards for which you become eligible upon ceasing to be an Eligible Participant and which the Plan administrator determines must be subject to your deferral election in order to comply with Section 409A.
PLAN ACCOUNTS AND HYPOTHETICAL INVESTMENTS
Your EDP account is a bookkeeping account. That is, your Employee Balance and your Employer Balance are maintained for bookkeeping purposes only. The Plan does not have any funds or assets.
Similarly, the investments referred to in the Plan are hypothetical in nature. Because your EDP account is only hypothetical, the Plan administrator will not necessarily make any actual investments in accordance with the Plan or your instructions. Nonetheless, the Plan administrator will track the performance of the investments that correspond to the hypothetical investments in your EDP account, and the value of your EDP account will be adjusted to reflect the gains (and losses) of the investments corresponding to the hypothetical investments in your account.
NO PLAN ASSETS OR TRUST
Unlike the Savings Plan and the Verizon Management Pension Plan, the EDP is not funded and has no trust or assets to secure your benefits. (If the EDP were funded by a trust, you would be subject to immediate income tax on your vested Plan benefits, even though you would not receive your vested Plan benefits until some future date— possibly many years in the future.) Consequently, in the event that the Company becomes bankrupt, you will only be a general, unsecured creditor of the Company with respect to the balance in your EDP account, and you may not receive all of your EDP benefits.
ASSIGNMENT AND ALIENATION
In general, your rights under the Plan may not be assigned or pledged. However, the Plan will recognize and abide by the terms of certain domestic relations orders. In addition, notwithstanding anything in this Plan to the contrary, and to the extent permitted by governing law, the Plan administrator may offset amounts contained in your account in order to satisfy any unpaid obligation or debt you have to the Company or to satisfy any liabilities that occur with respect to the Company’s restatement of financial results based upon your willful misconduct or gross negligence.

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VERIZON EXECUTIVE DEFERRAL PLAN

WITHHOLDING AND OTHER TAX CONSEQUENCES
Your employer has full authority to withhold any taxes (including employment taxes) applicable to amounts deferred from your compensation, credits made to your EDP account, or payments of your Plan benefit. All personal deferrals and Matching Credits and Profit Sharing Credits to the EDP are subject to FICA taxes (Medicare and Social Security up to annual limits).
CONTINUED EMPLOYMENT
Nothing in the Plan confers on you the right to continue in the employment or service of the Company or to receive an annual base salary of any particular amount.
COMPLIANCE WITH LAW
The Plan is intended (1) to comply with Section 409A, as amended and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated, construed and administered in a manner consistent with these intentions.
The Company, in its reasonable discretion, may amend the Plan (including retroactively) in any manner to conform with Section 409A as amended and official guidance issued thereunder. Despite the foregoing, the Company will not guarantee any particular tax effect to any person of participation in the Plan. In any event, and except for tax withholding obligations, the Company will have no obligation relating to any tax or penalty applicable to any person as a result of participation in the Plan.
For purposes of this Plan, the terms “separation from service” or “separates from service” or “separating from service” means a “separation from service” within the meaning of Section 409A.
CLAIMS
The Company shall provide to Eligible Participants upon request, a copy of the claims procedure that shall apply in handling claims and appeals under the Plan, which shall comply with the requirement of ERISA Section 503.
If you believe you are entitled to have received benefits but you have not received them, you must accept any payment made under the Plan and make prompt and reasonable, good faith efforts to collect the remaining portion of the payment, as determined under Treasury Regulation section 1.409A-3(g). For this purpose (and as determined under such regulation), efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless you provide notice to the Plan administrator within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the regulations under Section 409A, and unless, if not paid, you take further enforcement measures within 180 days after such latest date.

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